Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 6, 2026, with respect to the consolidated financial statements of Halliburton Company, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
February 6, 2026